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Exhibit 99.6

Consent of Rothschild Inc.

        We hereby consent to the use in the initial filing of the Registration Statement of Level 3 Communications, Inc. ("Level 3") on Form S-4 and in the Joint Proxy Statement/Prospectus of Level 3 and Global Crossing Limited, which is part of the Registration Statement (the "Registration Statement"), of our opinion dated April 9, 2011 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading "SUMMARY—The Amalgamation Agreement—Opinion of Level 3's Financial Advisor" "THE AMALGAMATION—Background of the Amalgamation," "THE AMALGAMATION—Level 3's Reasons for the Amalgamation; Recommendation of Level 3's Board of Directors" and "THE AMALGAMATION—Opinion of Level 3's Financial Advisor." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

                      /s/ ROTHSCHILD INC.

New York, New York
May 19, 2011

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Consent of Rothschild Inc.